Exhibit 10.2

CARMAX, INC.
NOTICE OF RESTRICTED STOCK UNIT GRANT

[Date]

Dear                     :

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company.  Accordingly, I am pleased to inform you that, as of _________________ (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Restricted Stock Units of the Company (the “Restricted Stock Units”) as set forth herein.

The Restricted Stock Units are subject to the provisions of the Plan.  The Committee administers the Plan.  The terms of the Plan are incorporated into this Notice of Restricted Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control.  All capitalized terms not defined herein shall have the meaning given to them in the Plan.  Please refer to the Plan for certain conditions not set forth in this Notice of Grant.  Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way.  Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Restricted Stock Units:
Grant Date Fair Market Value:

A.	Vesting of Restricted Stock Units

Except as otherwise provided in this Notice of Grant, all the Restricted Stock Units will vest and become nonforfeitable on [INSERT VESTING DATE] (the "Specified Date") or such earlier date as may be provided in this Notice of Grant or the Plan (collectively, the “Vesting Date”) provided you continue to be employed by the Company or one of its Subsidiaries from the Grant Date until the Vesting Date.  No Restricted Stock Units may vest after the Specified Date and all unvested Restricted Stock Units remaining after the Specified Date will terminate and be completely forfeited. If prior to any Vesting Date, your employment with the Company and its Subsidiaries terminates for any reason other than those described in Sections B.1, B.2 or B.3, then any unvested Restricted Stock Units (and any related dividend equivalent rights) subject to this Notice of Grant shall terminate and be completely forfeited on the date of such termination of your employment. To the extent that you do not vest in any Restricted Stock Units, all interest in such units, the related shares of Company Stock, and any related dividend equivalent rights shall be forfeited. You shall have no right or interest in any Restricted Stock Unit or related share of Company Stock that is forfeited. Prior to payment, the Restricted Stock Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.

B.	Additional Vesting and Forfeiture Provisions

1.
Termination Without Cause or for Good Reason. If (a) the Company terminates your employment with the Company and its Subsidiaries for any reason other than Cause (as defined in Section B.4), or (b) you have an effective severance or employment agreement with the Company or one of its Subsidiaries and you terminate your employment for “Good Reason” (as defined in such agreement), if applicable, then:

(i) if your employment terminates on or after the Grant Date but prior to the first anniversary of the Grant Date, all of your Restricted Stock Units will be immediately forfeited, effective as of the date of your termination;

(ii) if your employment terminates on or after the first anniversary of the Grant Date but prior to the second anniversary of the Grant Date, one-third of your Restricted Stock Units will become immediately vested and nonforfeitable and your remaining Restricted Stock Units will be immediately forfeited, effective as of the date of your termination; and

(iii) if your employment terminates on or after the second anniversary of the Grant Date but prior to the Vesting Date, then two-thirds of your Restricted Stock Units will become immediately vested and nonforfeitable and your remaining Restricted Stock Units will be immediately forfeited, effective as of the date of your termination.

2.
Death or Disability. If your employment by the Company and its Subsidiaries terminates because you die or become Disabled, all Restricted Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

3.
Retirement. If (a) your employment with the Company and its Subsidiaries terminates, (b) such termination is not for Cause, not due to your death or Disability, and not otherwise covered by Section B.1, and (c) as of the date of the termination you have: (i) attained 55 years of age and completed ten years or more of continuous employment with the Company or its Subsidiaries; (ii) attained 62 years of age and completed seven years or more of continuous employment with the Company or its Subsidiaries; or (iii) attained 65 years of age and completed five years or more of continuous employment with the Company or its Subsidiaries; then all Restricted Stock Units will become immediately vested and nonforfeitable, effective as of the date of the termination of your employment.

4.
Termination For Cause. Upon termination of your employment with the Company or one of its Subsidiaries for Cause, and notwithstanding anything in Section B to the contrary, your Restricted Stock Units will immediately and automatically without any action on the part of you or the Company, be forfeited, effective as of the date of your termination. For purposes of this Notice of Grant, “Cause” shall mean the following: (a) if you have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of "Cause," then “Cause” shall have the meaning set forth in your employment or severance agreement; or (b) if you do not have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of "Cause," then “Cause” shall mean that the Company or one of its Subsidiaries has any reason to believe any of the following: (i) you have committed fraud, misappropriation of funds or property, embezzlement or other similar acts of dishonesty; (ii) you have been convicted of a felony or other crime involving moral turpitude (or pled nolo contendere thereto); (iii) you have used, possessed or distributed any illegal drug; (iv) you have committed any misconduct that may subject the Company or one of its Subsidiaries to criminal or civil liability; (v) you have breached your duty of loyalty to the Company or one of its Subsidiaries, including, without limitation, the misappropriation of any of the Company’s or its Subsidiaries’ corporate opportunities; (vi) you have committed a serious violation or violations of any Company policy or procedure; (vii) you refuse to follow the lawful instructions of any Company management; (viii) you have committed any material misrepresentation in the employment application process; (ix) you have committed deliberate actions, including neglect or failure to perform the job, which are contrary to the best interest of the Company or one of its Subsidiaries; or (x) you have continually failed to perform substantially your duties with the Company or one of its Subsidiaries.

5.
Change in Full-Time Employment Status.  In the event that your employment with the Company or one of its Subsidiaries changes from full-time to part-time for any reason, your Restricted Stock Units will be immediately forfeited, effective as of the date of the change. Employees on authorized leave (as determined under the Company’s or its Subsidiary's authorized leave policy) will not be considered as having terminated merely by reason of the leave.

C.	Payment for Restricted Stock Units

1.	Payment Schedule. Payment for your Restricted Stock Units shall be made in cash upon the earlier to occur of the two payment dates set forth below (the earlier date shall be the "Payment Date").

a)	Specified Date. One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon the Specified Date.

b)
Separation from Service. One hundred percent (100%) of the unpaid Restricted Stock Units (and related dividend equivalent rights), if vested, shall be paid upon your "Separation from Service" (as defined in Code section 409A) due to the Company involuntarily terminating your employment other than for Cause or due to you terminating your employment for Good Reason, if applicable (collectively, an “Involuntary Separation”).

In the event payment is made pursuant to your Involuntary Separation, such payment shall be made within 60 days following your Involuntary Separation. Notwithstanding anything herein to the contrary, distributions may not be made to an individual who is a Key Employee (as defined below) as of his or her Involuntary Separation before the date which is six (6) months after the date of the Key Employee’s Involuntary Separation (the "Key Employee Delay Period"). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the calendar month following the last day of the Key Employee Delay Period. For purposes of this award, Key Employee means an employee who, as of December 31st of a calendar year, meets the requirements of Code section 409A(a)(2)(B)(i) to be treated as a "specified employee" of the Company, i.e., a key employee (as defined in Code section 416(i)(1)(A)(i), (ii) or (iii) applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)). If you meet the criteria in the preceding sentence, you will be considered a Key Employee for purposes of the Plan and this award for the 12-month period commencing on the next following April 1.

2.
Restrictions on Value. The value of each Restricted Stock Unit on the Payment Date shall equal the Fair Market Value of a share of Company Stock, with certain exceptions as noted below. The value on the Payment Date of each Restricted Stock Unit shall not exceed __________, and shall not be less than __________, the Grant Date Fair Market Value of one share of Company Stock. Accordingly, on the Payment Date, the Company’s payment obligations shall not exceed $__________ per Restricted Stock Unit, and shall not be less than $__________ per Restricted Stock Unit.

3.
Expiration upon Payment. Upon each cash payment in accordance with this Notice of Grant, the portion of the Restricted Stock Units attributable to such payment shall be extinguished and such number of Restricted Stock Units will not be considered to be held by you for any purpose.

D.	No Shareholder Rights

The Restricted Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights. However, you will have the right to receive payments equivalent to dividends as set forth below. You are an unsecured general creditor of the Company with respect to any payment relating to vested Restricted Stock Units.

E.	Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on each Restricted Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock from the Grant Date to the Payment Date.  The dividend equivalent rights shall be converted into additional Restricted Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in cash when the payment for the corresponding Restricted Stock Unit is made.  Such additional Restricted Stock Units shall be subject to the same forfeiture restrictions as apply to the Restricted Stock Unit to which they relate.

F.	Tax Withholding

The Company or its Subsidiary may withhold from your Restricted Stock Units or payments under Section C the amount of taxes required by any federal, state, or local government to be withheld or otherwise deducted and paid with respect to the vesting and payment of your Restricted Stock Units (“Tax Withholdings”), including without limitation, the Federal Insurance Contributions Act ("FICA") tax imposed and the income tax withholding related to such FICA amounts. At its discretion, the Company or its Subsidiary may require you to reimburse it for any Tax Withholdings and withhold any payments, in whole or in part, until the Company or its Subsidiary is so reimbursed.  The Company or its Subsidiary shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company or its Subsidiary to you, including from your wages or commissions, an amount equal to any Tax Withholdings. The Company or its Subsidiary shall report the payment of any Tax Withholdings and other related information to the appropriate governmental agencies as required under applicable laws.

G.	Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Restricted Stock Units, and the Grant Date Fair Market Value will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Restricted Stock Units that existed immediately before the change.

H.	Miscellaneous

The grant of these Restricted Stock Units does not obligate the Company or any of its Subsidiaries to continue your employment.  If there is any litigation involving the Restricted Stock Units, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator, the Company shall bear all expenses related to the arbitration, including all legal fees incurred by you. The Committee shall have the authority to interpret and administer this Notice of Grant.

I.	409A Compliance

The Restricted Stock Units are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Grant shall be interpreted, operated and administered in a manner consistent with this intention.

J.	Acceptance

By accepting this grant online, this Notice of Grant, together with the Plan, will become the entire agreement between you and the Company with respect to the subject matter hereof, and will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading” which can be found on The CarMax Way. You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or one of its Subsidiaries.

Sincerely,
[Name, Title]